SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported) – January 22, 2009

LOCKHEED MARTIN CORPORATION

(Exact name of registrant as specified in its charter)

Maryland	1-11437	52-1893632
(State or other jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6801 Rockledge Drive, Bethesda, Maryland	20817
(Address of principal executive offices)	(Zip Code)

(301) 897-6000

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 5.02.	Compensatory Arrangements of Certain Officers.

On January 22, 2009, the Board of Directors, acting upon the recommendation of its Management Development and Compensation Committee, left the base salary for 2009 for Robert J. Stevens, Chairman, President and Chief Executive Officer of the Corporation, unchanged from his base salary for 2008. This action was at the request of Mr. Stevens, who volunteered to freeze his base salary for 2009.

At the same time, the Board amended the target award percentage for Mr. Stevens under the Lockheed Management Incentive Compensation Plan (“MICP”) from 125% to 150% of base salary for future bonus awards. The target award percentages for the other named executive officers (NEOs) remain unchanged at 75% of base salary. Under the MICP, the Committee reviews and sets target award percentages from time to time using market data for comparable positions. Target award percentages for NEOs were last adjusted in 2005. Recent survey information for CEO positions revealed that the existing target award percentage for Mr. Stevens was below market.

The bonus paid may be more or less than the target award based on an assessment of individual and corporate performance. Actual payouts can range from 0 to 195% of the target award amount. In addition, the CEO’s bonus cannot exceed 0.3% of cash flow and the bonuses for each of the other NEOs cannot exceed 0.2% of cash flow, as defined in the MICP. As a result of these limitations, MICP payments are intended to qualify as “performance-based compensation” exempt from the $1 million limit on deductibility under Internal Revenue Code Section 162(m).

The Committee also approved special retention grants of restricted stock units (RSUs) under the Corporation’s 2003 Incentive Performance Award Plan, as amended and restated April 24, 2008 (the “IPA Plan”), to the following NEOs:

Named Executive Officer	RSUs Granted

Bruce L. Tanner
Executive Vice President and Chief Financial Officer	27,950

Ralph D. Heath
Executive Vice President, Aeronautics	30,750

Linda R. Gooden
Executive Vice President, Information Systems & Global Services	26,200

Christopher E. Kubasik
Executive Vice President, Electronic Systems	40,300

Joanne M. Maguire
Executive Vice President, Space Systems	26,200

These grants are intended to provide retention incentives to executives considered vulnerable to recruitment efforts by other companies struggling in the current economic environment, and are in addition to an annual performance award of RSUs for 2009 for those NEOs in the following amounts as previously reported on Form 4 filings: Mr. Tanner (5,800); Mr. Heath (5,400); Ms. Gooden (4,700); Mr. Kubasik (6,350); and Ms. Maguire (4,200). The RSU retention grants are forfeitable if the NEO does not continue to work for us for the entire three-year vesting period or to the extent the value of the retention grant to the NEO on the date of grant (January 26, 2009) exceeds a cap of .125% of 2009 corporate cash flow as defined in the

RSU award agreement. If the value of the RSU retention grant to a NEO exceeds the cap, the NEO would forfeit a number of RSUs equal in value to the amount in excess of the cap. This performance feature is intended to qualify the RSUs as “performance-based compensation” exempt from the $1 million limit on the deductibility of compensation under Internal Revenue Code Section 162(m). In addition, the RSUs are forfeitable if the executive leaves the employ of the Corporation prior to the third anniversary of the date of grant other than on account of retirement, death, disability, layoff, divestiture or change of control.

Mr. Stevens did not receive an RSU retention grant, because he received a special RSU grant for retention in 2006, which gradually vests as he reaches specified ages, ranging from age 60 through 65, commencing in 2011 through 2016.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LOCKHEED MARTIN CORPORATION

By:	/s/ David A. Dedman
David A. Dedman Vice President & Associate General Counsel

January 28, 2009